CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

NU SKIN ENTERPRISES, INC.

NIKSUN ACQUSITION CORPORATION

and

WORLDWIDE NUTRITIONAL SCIENCE, INC.

Dated as of March 6, 2002

         Section 3.4       Authority Relative to This Agreement and the

         Section 3.12      Brokers. 18

                                  i

                                 (CONTINUED)

         Section 5.1       Conduct of Business of the Company Pending

         Section 7.1       Conditions to Obligation of Each Party to Effect
                                    the Merger................................27
         Section 7.2       Conditions to Obligations of the Company to
                                    Effect the Merger.........................28
         Section 7.3       Conditions to Obligations of Parent and Sub to

         Section 10.1      Survival of Representations, Warranties
                                and Agreements................................36
         Section 10.2      Notices. 36

                                  ii

                             (CONTINUED)

Schedule 2.3(b)   Allocation of Contingent Payments
Schedule 3.3(c)   Stockholders and Former Stockholders
Schedule 3.7      Company Liabilities
Schedule 3.8      Company Litigation
*

Exhibit A         Form of Voting Agreement
Exhibit B         Form of Letter Agreement
Exhibit C         Form of Consulting Agreement
Exhibit D         Form of Stockholder Consulting Agreement
Exhibit E         Form of Stock Pledge Agreement
Exhibit F         Form of Stockholder Release
Exhibit G         Form of Consent and General Release
Exhibit H         Form of Interpretive Memorandum of Understanding

*Schedules omitted from this filing will be furnished to the Commission upon its request.

iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of March 6, 2002 (the “Agreement”), among Nu Skin Enterprises, Inc., a Delaware corporation (“Parent”), Niksun Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Worldwide Nutritional Science, Inc., a Utah corporation (the “Company”), Nathan W. Ricks, as trustee of The Joyce Ricks Family Trust, Nathan W. Ricks, as trustee of the Buckhorn Holdings Trust (each a “Stockholder” and collectively the “Stockholders”) and Nathan W. Ricks, in his individual capacity (the “Stockholder Representative”).

        WHEREAS, the Boards of Directors of Parent, Sub and the Company have declared this Agreement to be advisable, and the Boards of Directors of Parent and Sub have each approved the merger of the Company with and into Sub (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and the Board of Directors of the Company has approved the Merger in accordance with the Utah Revised Business Corporation Act (“URBCA”), in each case upon the terms and subject to the conditions set forth herein;

        WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent, the Stockholders and the Stockholder Representative are entering into an agreement dated as of the date hereof and substantially in the form of Exhibit A, pursuant to which each Stockholder has agreed, among other things, to vote all shares of Common Stock of the Company (“Company Common Stock”) owned or acquired by him in favor of the adoption of this Agreement and the transactions contemplated hereby (the “Voting Agreement” and, together with this Agreement, the “Transaction Agreements”);

        WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, on the Effective Date (as defined below) Parent and Dr. Robert C. McClane and Dr. Werner Gellermann have agreed to enter into agreements substantially in the forms of Exhibit C (the “Consulting Agreement”); and

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub, the Company, the Stockholders and the Stockholder Representative hereby agree as follows:

ARTICLE I

THE MERGER

         Section 1.1      The Merger.

        Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and URBCA, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At Parent’s election, the Merger may alternatively be structured so that any direct wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

         Section 1.2      Effective Time.

        As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL and (ii) filing articles of merger with the Utah Division of Corporations and Commercial Code, in such form as required by and executed in accordance with the relevant provisions of the URBCA (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger and mutually agreed upon by the parties hereto) being the “Effective Time”).

         Section 1.3      Effects of the Merger.

        The Merger shall have the effects set forth in the applicable provisions of the DGCL and the URBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.4      Certificate of Incorporation; By-Laws.

         (a)       At the Effective Time and without any further action on the part of the Company and Sub, the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under the DGCL.

         (b)       At the Effective Time and without any further action on the part of the Company and Sub, the By-Laws of Sub shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

         Section 1.5      Directors and Officers.

        The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified. If any such person shall for any reason be unable or unwilling to serve, such person’s replacement shall be selected before the Effective Time by Parent.

         Section 1.6      Conversion of Securities.

        At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any of their securities:

         (a)       Subject to Section 1.7, all of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 1.6(b) hereof) shall be converted into the right to receive an aggregate of (x) 106,667 fully paid and nonassessable shares (the “Stock Consideration”) of Parent’s Class A Common Stock, par value $0.001 per share (the “Parent Common Stock”), and (y) $700,000 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.8, without interest. The per share Merger Consideration to be paid to each holder of a share of Company Common Stock shall be determined by dividing the total Stock Consideration and the total Cash Consideration by the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and shall be payable to each holder of Company Common Stock upon the surrender of the certificate formerly representing such share of Company Common Stock.

         (b)       Each share of Company Common Stock that is held in the treasury of the Company immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

         (c)       Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

         (d)       Notwithstanding Section 1.6(a), if the cash portion of the Merger Consideration is worth more than the stock portion of such payment at the Effective Time, then the cash and stock amounts shall be adjusted so that the cash portion represents less than 50% of such Merger Consideration at such time.

         Section 1.7      Fractional Interests.

        No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional interests, each holder of shares of Company Common Stock exchanged pursuant to Section 1.6(a) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Parent Common Stock multiplied by the closing price of a share of Parent Common Stock on the New York Stock Exchange Inc. (the “NYSE”) as reported by The Wall Street Journal (or if not reported thereby, any other authoritative source) on the Closing Date, rounded to the nearest cent.

         Section 1.8      Surrender of Shares of Company Common Stock.

         (a)        Parent shall act as agent for the holders of shares of Company Common Stock in connection with the Merger to deliver the shares of Parent Common Stock and cash to which holders of shares of Company Common Stock shall become entitled pursuant to Sections 1.6(a) and 1.7. When and as needed, Parent will make available sufficient shares of Parent Common Stock and cash to make all exchanges pursuant to Section 1.8(b).

         (b)       Promptly after the Effective Time, the Stockholder Representative shall cause each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”), to deliver all such Certificates to Parent. Upon surrender to Parent of a Certificate, and any other documents as may be required by Parent, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 1.6(a), (ii) the cash which such holder has the right to receive pursuant to the provisions of Section 1.6(a) and (iii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.7, after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. If the exchange of certificates representing shares of Parent Common Stock is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such exchange shall have paid any transfer and other taxes required by reason of the exchange of certificates representing shares of Parent Common Stock to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

         (c)       At any time following six months after the Effective Time, Parent shall not be required to make available shares of Parent Common Stock and cash for disbursement to holders of Certificates who have not delivered their Certificates to Parent, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the shares of

Parent Common Stock and any cash payable upon due surrender of their Certificates. Notwithstanding the foregoing, to the extent permitted by law, none of the Surviving Corporation or Parent shall be liable to any holder of a Certificate for shares of Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (d)       At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable law.

         (e)       No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock it is entitled to receive and no cash payment (whether as the Cash Consideration or in lieu of fractional interests pursuant to Section 1.7) shall be paid until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Agreement. Subject to the effect of applicable law, promptly upon such surrender, there shall be paid to the person in whose name the certificates representing such whole shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon.

         (f)       If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

         Section 1.9      Closing and Closing Date.

        Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 8.1, the closing (the “Closing”) of this Agreement shall take place (a) at 9:00 a.m. (Mountain Standard Time) as soon as practicable after all of the conditions to the respective obligations of the parties set forth in Article VII hereof shall have been satisfied or waived or (b) at such other time and date as Parent and the Company shall agree (such date and time on and at which the Closing occurs being referred to herein as the “Closing Date”). The Closing shall take place at such location as Parent and the Company shall agree.

         Section 1.10      Certain Adjustments.

        If, between the date of this Agreement and the Effective Time (and as permitted by Section 5.1), the outstanding shares of Parent Common Stock or the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to holders of Company Common Stock and Parent Common Stock, the same economic effect as contemplated by this Agreement prior to such event.

         Section 1.11      Exemption from Registration.

        The shares of Parent Common Stock to be issued in conjunction with the Merger and as a part of any Contingent Payments pursuant to Article II will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(2) thereof. At the Effective Time, each Stockholder will have executed a letter agreement substantially in the form attached hereto as Exhibit B (the “Letter Agreement”) governing the registration rights granted with respect to, and the restricted status of, the Shares of Parent Common Stock to be issued to the Stockholders hereunder.

         Section 1.12      Appointment of Stockholders' Representative.

        The Stockholders hereby appoint the Stockholder Representative as, and the Stockholder Representative hereby agrees to serve as, each Stockholder’s legal representative and Attorney-in-Fact to do any and all things and execute all documents and papers, in each Stockholder’s name, place and stead, in any way such Stockholder could do if personally present, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, to (i) amend, cancel or extend, or waive the terms of this Agreement, the Voting Agreement or any other ancillary documents or agreements prepared in connection with this Agreement, (ii) provide the notices of dispute and adjustments to the consideration pursuant to Section 2.3(c), (iii) accept and deliver shares or cash in the amounts due to each Stockholder, on behalf of such Stockholders, (iv) act on behalf of each Stockholder with respect to claims (including the settlement thereof) made by an Indemnified Party (as defined in Section 9.1) for indemnification pursuant to Article IX and with respect to any actions to be taken by the Stockholders pursuant to the terms of the Voting Agreement, (v) accept, on behalf of each Stockholder, all notices required to be delivered to such Stockholder under this Agreement, and (vi) execute and deliver the Stock Pledge Agreement (as defined below) on behalf of each Stockholder. Each Stockholder hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken by the Stockholder Representative under this Agreement or the Voting Agreement. Each Stockholder shall be bound by all actions taken by the Stockholder Representative in his capacity thereof. Parent and Sub shall be entitled to rely, as being binding upon each Stockholder, any document or other paper believed by it to be genuine and correct and to have been signed or sent by the Stockholder Representative, and neither Parent nor Sub shall be liable to any Stockholder for any action taken or omitted to be taken by it in such reliance.

ARTICLE II

CONTINGENT PAYMENTS

         Section 2.1      Contingent Payments relating to the Scanner.

        If (and only if) (i) the Scanner is marketed and sold by Parent and its subsidiaries under Parent’s current distribution system within the United States or Japan, (ii) the Patent and the License Agreement continue to be valid and enforceable by Parent and Nutriscan, Inc. in all respects, and (iii) Parent, together with its subsidiaries, achieve each of the milestones set forth below (the “Scanner Milestones”) prior to the earlier of (x) the [Confidential Treatment Requested] anniversary of the date the Scanner is first available for sale in both the United States and Japan or (y) the [Confidential Treatment Requested] anniversary of the Scanner Production Date, then Parent shall pay, with respect to such Scanner Milestone, to the Stockholders the additional contingent payment amounts set forth opposite such Scanner Milestone (the “Scanner Contingent Payment”). Subject to Section 2.3(d), the Scanner Contingent Payments shall be comprised of cash and shares of Parent Common Stock in the proportions set forth below.

Scanner Milestone	Scanner Contingent Payment

Scanner Production Date	$750, 000 and 300,000 shares of Parent Common Stock

The Sale of the [Confidential Treatment Requested] Scanner	$250, 000 and 75,000 shares of Parent Common Stock

The Sale of the [Confidential Treatment Requested] Scanner	$250, 000 and 75,000 shares of Parent Common Stock

The Sale of the [Confidential Treatment Requested] Scanner	$250, 000 and 75,000 shares of Parent Common Stock

The Sale of the [Confidential Treatment Requested] Scanner	$250, 000 and 75,000 shares of Parent Common Stock

Notwithstanding the foregoing, if (i) at the Scanner Production Date the total cost to Parent per Scanner (as stated in an invoice as the total cost per unit, including without limitation the total cost of any separately purchased component parts, as delivered to Parent’s facilities in accordance with Parent’s specifications) is [Confidential Treatment Requested] or more and Parent (at its sole discretion) decides to market and sell the Scanner in the United States or Japan, the amount of cash and the number of Shares of Parent Common Stock in the Scanner Contingent Payment to be paid on the Scanner Production Date shall be reduced by 50% and the amount of each subsequent Scanner Contingent Payment, if payable pursuant to the terms of this Section 2.1, shall be increased by $93,750 in cash and 37,500 shares of Parent Common Stock, (ii) the validity and/or enforceability of the Patent or the License Agreement is at any time contested in a bona fide dispute not initiated by or arising through the fault of Parent or any affiliate thereof, any obligation of Parent to make Scanner Contingent Payments hereunder shall be suspended pending the outcome of such dispute, and (iii) the Patent or the License Agreement is at any time invalidated, terminated or otherwise rendered unenforceable by Parent or Nutricscan, Inc. through no fault of Parent or any affiliate thereof, Parent shall have no obligation to make any further Scanner Contingent Payments hereunder. For purposes of the preceding sentence, no entity that becomes an affiliate of Parent as a result of the transactions contemplated by this Agreement shall be deemed to have been an affiliate of Parent prior to the date hereof.

         Section 2.2      Contingent Payments relating to Sales.

        If (and only if) (i) the Scanner is marketed and sold by Parent and its subsidiaries under Parent’s current distribution system within the United States or Japan, (ii) the Patent and the License Agreement continue to be valid and enforceable by Parent or Nutriscan, Inc. in all respects, and (iii) Parent, together with its subsidiaries, achieve each of the milestones set forth below (the “Sales Milestones” and, together with Scanner Milestones, the “Milestones”) prior to the earlier of (x) the [Confidential Treatment Requested] anniversary of the date the Scanner is first available for Sale in both the United States and Japan or (y) the [Confidential Treatment Requested] anniversary of the Scanner Production Date, then Parent shall pay, with respect to such Scanner Milestone, to the Stockholders the additional contingent payment amounts set forth opposite such Sales Milestone (the “Sales Contingent Payment” and, together with the Scanner Contingent Payments, the “Contingent Payments”). Subject to Section 2.3(d), the Sales Contingent Payments shall be comprised of cash and shares of Parent Common Stock in the proportions set forth below.

Scanner Milestone	Scanner Contingent Payment

New Lines of Sponsorship Volume exceeds [Confidential Treatment Requested] points	$437,500 and 150,000 shares of Parent Common Stock

New Lines of Sponsorship Volume exceeds [Confidential Treatment Requested] points	$437,500 and 150,000 shares of Parent Common Stock

New Lines of Sponsorship Volume exceeds [Confidential Treatment Requested] points	$437,500 and 150,000 shares of Parent Common Stock

New Lines of Sponsorship Volume exceeds [Confidential Treatment Requested] points	$437,500 and 150,000 shares of Parent Common Stock

Notwithstanding the foregoing, if (i) the validity and/or enforceability of the Patent or the License Agreement is at any time contested in a bona fide dispute not initiated by or arising through the fault of Parent or any affiliate thereof, any obligation of Parent to make Sales

Contingent Payments hereunder shall be suspended pending the outcome of such dispute, and (ii) the Patent or the License Agreement is at any time invalidated, terminated or otherwise rendered unenforceable by Parent or Nutriscan, Inc. through no fault of Parent or any affiliate thereof, Parent shall have no obligation to make any further Sales Contingent Payments hereunder. For purposes of the preceding sentence, no entity that becomes an affiliate of Parent as a result of the transactions contemplated by this Agreement shall be deemed to have been an affiliate of Parent prior to the date hereof.

         Section 2.3      Provisions Applicable to Contingent Payments.

         (a)       As used in this Article II, the term:

        “Distribution Agreement” shall mean any distribution agreement entered into by a Distributor with Nu Skin International, Inc., Nu Skin United States, Inc. or their affiliates for the sale and distribution of Parent’s products or the products of Parent’s affiliates.

         "Distributors" shall mean the independent distributors who have entered into Distribution Agreements.

        “Global Compensation Plan” shall mean Parent’s “Global Compensation Plan,” as amended by Parent from time to time after the date hereof, pursuant to which Distributors are compensated by Parent.

        “New Lines of Sponsorship Volume” shall mean the cumulative point volume (as determined under the Parent’s global distributor compensation plan as it may be modified from time to time) of all Scanned New Distributors and all Distributors in such Scanned New Distributors’ downlines, net of all returns.

        “Patent” shall mean the U.S. Patent number [Confidential Treatment Requested] and the Patent Cooperating Treaty application number [Confidential Treatment Requested], and any patents that have been issued, or will be issued, under such application.

        “Sale” shall mean a final sale to a Distributor or other person (subject only to normal warranties) on pricing terms established by the Parent at its sole discretion, net of all returns; provided, that if a Scanner has been leased from Parent or any of its affiliates or financed by Parent or any of its affiliates (including a financing by a third party in reliance (in full or in part) upon the credit support of Parent or any of its affiliates), no Sale shall be recognized until the [Confidential Treatment Requested] anniversary of the lease or financed sale, provided that (x) all obligations of the purchaser under the terms of the lease or financing during such [Confidential Treatment Requested] period (including, without limitation, as to payment) have been fully satisfied, and (y) the Scanner is not returned before the end of such [Confidential Treatment Requested] period. Any placement of a Scanner with a Distributor by Parent or any of its affiliates in such a manner that grants to the recipient of the Scanner the right to use the Scanner for a period of [Confidential Treatment Requested] or more for no consideration shall be deemed a final sale of such Scanner for purposes of this definition.

        “Scanned New Distributor” shall mean (i) a new Distributor who signs a Distribution Agreement within [Confidential Treatment Requested] after being scanned by the

Scanner, (ii) a new Distributor who is scanned within [Confidential Treatment Requested] after the Sign-Up Date, and (iii) a new Distributor who purchases a starter kit with scan certificates or other Scanner materials and is scanned within [Confidential Treatment Requested] of the Sign-Up Date. For purposes of this Agreement, an individual who is or has been a Distributor will only qualify as a Scanned New Distributor for purposes of this Article II if such individual has not purchased products during the required period and is eligible to become a Distributor under a new sponsor pursuant to the rules applicable to such individual under the Global Compensation Plan as in effect from time to time. In addition, Scanned New Distributors shall include any new distributor in a country where Nu Skin plans to announce the launch of the Scanner who (i) signs up during the period beginning [Confidential Treatment Requested] prior to the date a general announcement is made to all distributors in such country regarding the launch of the Scanner and ending on the date the Scanner is available for distribution and (ii) is scanned within [Confidential Treatment Requested] after the date the Scanner is available for distribution in such market.

        “ Scanner" shall mean a [Confidential Treatment Requested] that implements or makes use of the technology described in the Patent.

        “Scanner Production Date” shall mean the date that Parent receives from a manufacturer designated by Parent in is sole discretion a workable Scanner that (x) complies with production specifications acceptable to Parent in its sole discretion, and (y) is capable of being produced by such manufacturer at a total cost to Parent (as stated in an invoice as the total cost per unit, including without limitation the total cost of any separately purchased component parts, as delivered to Parent’s facilities in accordance with Parent’s specifications) per unit that Parent, in its sole discretion acting in good faith, believes is acceptable. Without limiting Parent’s discretion to determine an “acceptable” total cost for the Scanner in any way, the parties agree and acknowledge that Parent currently estimates that it’s current distribution network is not suitable for a Scanner with a total cost in excess of [Confidential Treatment Requested]. Whether a Scanner is “workable” shall be determined in the discretion of Parent acting in good faith. In making this determination, Parent will evaluate, among others, the following factors the achievement of which shall be determined by Parent in its sole discretion acting in good faith:

         (i)       [Confidential Treatment Requested];

         (ii)       [Confidential Treatment Requested];

         (iii)       [Confidential Treatment Requested];

         (iv)       Sufficient safeguards to prevent harm or injury to the operator, the scanned person or other persons;

         (v)       Reasonable unit reliability and lifetime;

         (vi)        The ability to be manufactured on a scale that will allow distribution satisfactory to Parent (i.e., at least 2,000 units on or before March 1, 2003);

         (vii)       Manufactured under an agreement acceptable to Parent in its sole discretion, which agreement shall include the manufacturer’s warranty of performance of the Scanner within the applicable specifications and against defective parts and workmanship on each Scanner produced for a period of at least one year after the production of such Scanner;

         (viii)       [Confidential Treatment Requested]; and

         (ix)       The ability to be legally marketed and sold under applicable governmental regulations without registration as a medical device.

        “Sign-Up Date” shall mean the first to occur of the following: (i) the date a Distributor executes and dates a Distribution Agreement if such Distributor initially signs up by submitting a written Distribution Agreement (the Sign-Up Date shall be the date Parent receives the Distribution Agreement if the Distributor fails to date the Distribution Agreement or post-dates the Distribution Agreement), (ii) the date the Distributor establishes a temporary account by telephone or other means, or (iii) the date the Distributor signs up as a Distributor electronically via the Internet.

         (b)       During the period following the Scanner Production Date in which Contingent Payments may become due and payable under this Agreement, Parent shall, within 45 days of the end of the first, second and third quarter of each fiscal year, and within 90 days of the last quarter of each fiscal year, deliver to the Stockholder Representative a notice (a “Contingent Payment Notice”) setting forth the number of Scanners sold and the New Line of Sponsorship Volume achieved, if any, during such quarter. Parent shall cause all Contingent Payments then due and payable to be paid to the Stockholders on the date such Contingent Payment Notice is delivered and will be allocated among the Stockholders as set forth on Schedule 2.3(b) to this Agreement. The cash portion of any Contingent Payment shall be made by wire transfer of immediately available funds to the accounts set forth on Schedule 2.3(b).

         (c)        If a Stockholder wishes to dispute the amount of any Contingent Payment due then, within twenty (20) days of the receipt of the Contingent Payment Notice, the Stockholder Representative must deliver to Parent a written notice setting forth, in reasonable detail, the basis for the dispute. The failure of the Stockholder Representative to deliver such written notice within the specified time period shall be deemed to constitute acceptance by each Stockholder and the Stockholder Representative of the information and calculations set forth in the Contingent Payment Notice for such quarter. Promptly after the receipt of such notice, an appropriate officer of Parent and the Stockholder Representative shall attempt to reconcile their differences and any resolution by them as to the dispute shall be final, binding and conclusive on Parent, each Stockholder and the Stockholder Representative. If Parent and the Stockholder Representative are not able to resolve the dispute within fifteen (15) Business Days of the delivery of the notice indicating a dispute, Parent and the Stockholder Representative shall submit the items remaining in dispute for resolution to an independent third party knowledgeable in such matters (which may be an independent accounting firm or consultant of national reputation) mutually acceptable to Parent and the Stockholder Representative, which shall, within ninety (90) days of such submission, report in writing to Parent and the Stockholder

Representative as to the resolution of such dispute, and such report shall be final, binding and conclusive on Parent, each Stockholder and the Stockholder Representative. The fees and disbursements of such third party shall be allocated between Parent, on the one hand, and the Stockholders, on the other, in the same proportion that the aggregate amount of the disputed items submitted to such third party which are unsuccessfully disputed by Parent and the Stockholder Representative (as determined by the third party) bears to the total amount of disputed items so submitted.

         (d)       Notwithstanding the provisions of Sections 2.1 and 2.2, if the cash portion of any Contingent Payment is worth more than the stock portion of such payment, then the cash and stock amounts shall be adjusted so that the cash portion represents less than 50% of such Contingent Payment. For the purposes of this Article II, the value of each share of Parent Common Stock shall be the closing price of Parent Common Stock on the NYSE on the trading day immediately prior to the date such Contingent Payment is made.

         (e)       At the Effective Date, Parent (or an affiliate of Parent), the Stockholder Representative, and any entity or entities controlled by the Stockholder Representative that the Stockholder Representative desires to have execute such agreements and that are reasonably acceptable to Parent shall enter into (i) a consulting agreement, substantially in the form attached hereto as Exhibit D, pursuant to which the Stockholder Representative agrees to assist in the development of the Scanner and to actively promote the Scanner and the use of the Scanner among Parent’s Distributors to generate sales of nutritional and other products marketed by Parent and its affiliates to end consumers (the “Stockholder Consulting Agreement”), and (ii) a Stock Pledge Agreement, substantially in the form attached hereto as Exhibit E (the “Stock Pledge Agreement”). Each Stockholder and the Stockholder Representative acknowledges and agrees that, other than the specific obligations of Parent under this Section 2.3, the responsibility for achieving the Milestones rests solely with the Stockholder Representative and his efforts under the Stockholder Consulting Agreement and as a Distributor. Parent and its affiliates expressly disclaim any obligation to take any actions or perform any duties that are the responsibility of the Stockholder Representative under the Stockholder Consulting Agreement and, notwithstanding anything to the contrary in this Agreement, none of Parent or any of its affiliates shall have any liability to any Stockholder or the Stockholder Representative for the failure to achieve any Milestone other than liabilities which are a direct result of Parent’s material breach of its obligations under Section 2.3(f).

         (f)       Subject to the limitations set forth below, the sole obligations of Parent and its affiliates with respect to the development, marketing and sale of the Scanner, shall be as follows:

             (i)       To the extent Parent does not enter into a separate research agreement with the University of Utah, Parent shall use its commercially reasonable best efforts in cooperation with the Stockholder Representative, Dr. Werner Gellerman and Dr. Robert C. McClane, to organize a skunkworks in Salt Lake City, Utah within a reasonable distance of the University of Utah campus to complete the development of the Scanner and to cooperate with the

Stockholder Representative, Dr. Gellerman and Dr. McClane in such development.

             (ii)       Subject to any regulatory, safety or other restrictions that would prevent Parent’s Pharmanex division from promoting the Scanner, for a period of three years following the introduction of the Scanner in a country, to include promotional material on the Scanner in all introductory information packs provided to potential or new Pharmanex distributors.

         (g)       Notwithstanding anything to the contrary in this Agreement, Parent shall not have any obligation to manufacture a Scanner or introduce a Scanner into a country if (i) the Scanner cannot be marketed under all applicable government regulations and without registration as a medical device or (ii) if Parent’s Board of Directors, acting in good faith, determines in its sole business judgment that the final design of the proposed Scanner is not suitable for marketing through Parent’s network or if it determines that the introduction of the Scanner at such time is not in the best business interests of the Parent, taking into consideration such factors as the Board of Directors determines relevant including, without limitation, the ability to produce a Scanner that satisfies factors identified in the definition of Scanner Production Date above and general business and market conditions. Nothing in this Agreement shall prevent Parent or its affiliates from acquiring, producing, marketing or selling any device that is similar to, serves a similar function as, or directly or indirectly competes (in terms of market share or otherwise) with, the Scanner.

         (h)       Parent’s obligations under Section 2.3(f) shall be subject to Parent’s (or its subsidiary’s) rights under the License Agreement and shall be conditioned on the Stockholder Representative, all employees of the skunkworks and other persons conducting research sponsored by Parent on the Patent and/or Scanner or marketing or distributing the Scanner (i) executing confidentiality, non-competition and assignment of invention agreements in a form satisfactory to Parent and (ii) taking (or refraining from taking) any other actions which Parent deems reasonably necessary or advisable to protect its intellectual property. Parent’s obligation under Section 2.3(f)(i) shall cease on the earlier of (x) the Scanner Production Date and (y) the date that Parent determines, in its sole discretion acting in good faith, that a Scanner meeting the requirements set forth in the definition of Scanner Production Date cannot be produced on a commercially reasonable basis; provided, that Parent will consider maintaining the skunkworks and/or establishing an appropriate budget to perform future research on the Scanner and the technology described in the Patent. Any decision of Parent regarding the future research and the maintenance of the skunkworks after the Scanner Production Date will be made by Parent in its sole discretion, in consideration of those factors that Parent deems relevant.

         (i)       Each Stockholder and the Stockholder Representative expressly agrees and acknowledges that Parent and its affiliates may, in their sole discretion exercised in good faith, emphasize or de-emphasize the use of the Scanner in the development of its business and in the effort to recruit new entrants, based on the market conditions, the success of the Scanner, other products and promotions available to the Parent and its affiliates and other business factors. In addition, each Stockholder and the Stockholder Representative acknowledges and agrees that there are significant risks and uncertainties that could adversely affect the achievement of the

Milestones and that are beyond the control of the parties hereto, including, without limitation, governmental regulations that prevent or restrict the ability of Parent and its affiliates to market the Scanner or utilize the technology described in the Patent or used in the Scanner, general economic conditions, downturns in Parent’s business and competitive conditions and products. Each Stockholder and the Stockholder Representative agrees that (i) it will not promote the Scanner in any manner that violates applicable law or Parent’s and its affiliates’ policies and procedures governing distributor conduct and marketing practices, as in effect from time to time, or tarnishes Parent’s business reputation, and (ii) it will not make any representations or warranties concerning the Scanner, the technology described in the Patent or used in the Scanner or Parent’s and its affiliate’s products that could not be derived from or attributed to materials that have been approved by Parent in writing in advance.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company, each Stockholder and the Stockholder Representative hereby, jointly and severally, represent and warrant to Parent and Sub that:

         Section 3.1      Organization and Qualification.

        The Company is a corporation duly organized, validly existing and in good standing under the laws of Utah and has the requisite power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed to be conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

         Section 3.2      Certificate of Incorporation and By-Laws.

        The Company has heretofore furnished to Parent true, complete and correct copies of the Articles of Incorporation of the Company (the “Certificate of Incorporation”) and the By-Laws of the Company (the “By-Laws”) as currently in effect. Such Certificate of Incorporation and By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company.

         Section 3.3      Capitalization; Subsidiaries

         (a)       The authorized capital stock of the Company consists of 10,000 shares of Company Common Stock. As of the date hereof, 999 shares of Company Common Stock were issued and outstanding, all of which shares were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights. Except as set forth above, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (d) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. There is no voting trust or other agreement or understanding to which the Company or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company of any of its subsidiaries. There are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party.

         (b)       The Company has no subsidiaries and does not own, directly or indirectly, any equity interest in any other entity. Other than the Company’s obligations under the Stock Purchase Agreement (as defined in Section 3.4(a) below), there are no outstanding contractual obligations of the Company to purchase, redeem or otherwise acquire any shares of capital stock of any entity or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         (c)       The Stockholders own all of the issued and outstanding shares of Company Common Stock. Except as set forth on Schedule 3.3(c) no person has ever owned any Company Securities.

         Section 3.4      Authority Relative to This Agreement and the Stock Purchase Agreement.

         (a)       The Company has all necessary corporate power and authority to execute and deliver each of the Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each of the Transaction Agreements and the Reconstituted Stock Purchase Agreement, dated as of March ___, 2002, by and among the Company, Nutriscan, Inc., a Utah corporation (“Nutriscan”) and the Sellers party thereto (the “Stock Purchase Agreement”) by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize any of the Transaction Agreements or the Stock Purchase Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, and the filing of appropriate merger documents as required by the DGCL and URBCA). Each of the Transaction Agreements has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms.

         (b)       The Stock Purchase Agreement was duly and validly executed and delivered by the Company and each other party thereto and constitutes a legal, valid and binding obligation of the Company and each other party thereto, enforceable against the Company and each other party in accordance with its terms. The Stock Purchase Agreement will be assigned to the Surviving Corporation at the Effective Time without any action on the part of any party thereto, and the rights and obligations of the Surviving Corporation under the Stock Purchase Agreement will be identical to the rights and obligations of the Company.

         Section 3.5      No Conflict; Required Filings and Consents.

         (a)       The execution, delivery and performance of the Transaction Agreements and the Stock Purchase Agreement by the Company do not and will not: (i) conflict with or violate the Certificate of Incorporation or By-Laws; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected (assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such clauses have been made); or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of any benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties are bound or affected.

         (b)       The execution, delivery and performance of the Transaction Agreements and the Stock Purchase Agreement by the Company and the consummation of the Merger by the Company does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except for the filing and recordation of appropriate merger or other documents as required by the DGCL and URBCA.

         Section 3.6      Compliance.

        The Company is in compliance with, and is not in default or violation of, (i) the Certificate of Incorporation and By-Laws, (ii) all laws (including, without limitation, Environmental Laws), rules, regulations, orders, judgments and decrees applicable to them or by which any of their respective properties are bound or affected and (iii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises and other instruments or obligations to which it is a party or by which any of it or any of its properties are bound or affected. The Company has not received notice of any revocation or modification of any federal, state, local or foreign governmental license, certification, tariff, permit, authorization or approval. The Company has all permits, licenses, authorizations, consents, approvals and franchises from governmental agencies required to conduct its business currently proposed to be conducted.

         Section 3.7      Financial Statements.

        True and complete copies of the unaudited balance sheet of the Company and the Company’s predecessor in interest, Worldwide Nutritional Science, LLC, a Utah limited liability company (the “LLC”), for the period ended as of January 31, 2002, together with all related notes and schedules thereto (the “Balance Sheet”) have been delivered by the Stockholder Representative to Parent. The Balance Sheet was prepared in accordance with the books and records of the Company and the LLC, is complete and correct and fairly and accurately reflects the assets and liabilities of the Company as of the Balance Sheet date. As of the date of this Agreement there are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable (collectively, “Liabilities”) of the Company other than Liabilities reflected on the Balance Sheet or disclosed on Schedule 3.7, and immediately prior to the Effective Time there will be no Liabilities of the Company whatsoever.

         Section 3.8      Absence of Litigation.

        Except as disclosed on Schedule 3.8 hereto, there are no suits, claims, actions, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or the LLC, or any properties or rights of the Company or the LLC, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. Neither the Company nor any of its properties is or are subject to any order, writ, judgment, injunction, decree, determination or award.

         Section 3.9      Employees.

        The Company has no, and neither the Company nor the LLC has ever had, any employees or entered into any contract, agreement, plan or arrangement (written or otherwise) with any Person regarding employment with the Company or the LLC, as the case may be.

         Section 3.10      Tax Matters.

        The Company has timely filed all Tax Returns required to be filed by it in the manner provided by law and has timely paid all Taxes (including interest and penalties) due. All such Tax Returns were true, correct and complete. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company. There are no liens with respect to Taxes upon any of the assets or properties of the Company. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return. The LLC was converted into the Company under Utah law on October 26, 2001, and the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code for U.S. federal purposes and for state purposes at all times since October 26, 2001 and will be an S corporation for U.S. federal purposes and for state purposes up to and including the day before the Closing Date. No consent to the application of Section 341(f)(2) of the Code has been made or filed by or with respect to the Company or any of its assets or properties. As used herein, “Taxes” shall mean (A) any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign and (B) any liability of the Company or any subsidiary for the payment of any amount of the type described in clause (A) by contract or otherwise. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

         Section 3.11      No Operations.

        Neither the Company, nor the LLC, has ever engaged in any business activities or conducted any operations, other than in connection with the transactions contemplated hereby and under the Stock Purchase Agreement. The LLC has been duly converted under the laws of Utah into the Company and the Company has all rights and obligations of the LLC in accordance with applicable law. Neither the Company nor the LLC has ever owned any assets (whether tangible or intangible) or had any Liabilities other than its rights and obligations under the Stock Purchase Agreement or as reflected on the Balance Sheet.

         Section 3.12      Brokers.

        No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Agreements or the Stock Purchase Agreement based upon arrangements made by or on behalf of the Company or the LLC.

         Section 3.13      Vote Required.

        The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement, the Merger and the Stock Purchase Agreement and to consummate the Merger and the other transactions contemplated hereby and under the Stock Purchase Agreement. The Board of Directors of the Company (the “Company Board”), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way has duly (i) approved and declared advisable the Transaction Agreements, (ii) determined that the transactions contemplated hereby and thereby, including the Merger, are advisable, fair to and in the best interests of the holders of Company Common Stock, (iii) resolved to recommend adoption of the Transaction Agreements, the Merger and the other transactions contemplated hereby and thereby to such holders and (iv) directed that adoption of this Agreement be submitted to the Company’s stockholders.

         Section 3.14      State Takeover Statutes.

        The Utah Control Share Acquisition Act does not apply to any transaction contemplated hereunder or under any of the Transaction Agreements or the Stock Purchase Agreement. To the best of the Company’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Transaction Agreements, the Stock Purchase Agreement or any of the transactions contemplated hereunder or thereunder and no provision of the Certificate of Incorporation or By-Laws of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and its subsidiaries that may be acquired or controlled by Parent.

         Section 3.15      Contracts.

        Other than the Stock Purchase Agreement, the Company is not a party to any contracts (written or oral), plans, undertakings, commitments or agreements and no contracts, plans, undertakings, commitments or agreements is binding upon it or any of its properties. True and complete copies of the Stock Purchase Agreement have been delivered to Parent.

         Section 3.16      Absence of Breaches or Defaults.

        The Company is not and, to the knowledge of the Company, no other party is in default under, or in breach or violation of, the Stock Purchase Agreement and, to the best knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under the Stock Purchase Agreement. The Stock Purchase Agreement is valid, binding and enforceable against the Company and, to the best of the Company’s knowledge, against the other parties thereto, in accordance with its terms and is in full force and effect, and the Stock Purchase Agreement will continue to be valid, binding and enforceable in accordance with its terms and in full force and effect immediately following the consummation of the transactions contemplated hereby. All of the representations and warranties of the Company under the Stock Purchase Agreement are true and correct in all material respects as of the date hereof and the Company has satisfied all of its obligations (other than the payment of the purchase price) and satisfied all conditions to closing applicable to it under the Stock Purchase Agreement. To the best knowledge of the Company, the other parties to the Stock Purchase Agreement have fulfilled, or are capable of fulfilling by March 15, 2002, all conditions applicable to such person under the Stock Purchase Agreement.

         Section 3.17      Reorganization Qualification.

        Neither Company, the Stockholders, the Stockholder Representative nor any of their affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code. Each Stockholder and the Stockholder Representative has been given the ability to confer with, and has relied solely upon, his tax advisors regarding the potential tax implications of the Merger. Each Stockholder and the Stockholder Representative expressly acknowledges that Parent has in no way rendered any advice or guidance to them in this matter. Each Stockholder and the Stockholder Representative also hereby expressly acknowledges that it shall have no claim against Parent, Company or any of their affiliates for any adverse financial impact any Stockholder or the Stockholder Representative may incur by reason of the failure of any portion of this transaction to qualify as a reorganization within the meaning of Section 368 of the Code.

         Section 3.18      Properties.

        The Company does not own, lease, sublease or otherwise have any rights to, any real or personal property.

         Section 3.19      Patent License Agreement.

        The Patent License Agreement (the “License Agreement”), dated as of June 29, 2000, between the University of Utah Research Foundation (the “UURF”) and Nutriscan L.C., a Utah limited liability company, has been duly and validly assigned to Nutriscan, is a valid, binding and enforceable agreement against each of Nutriscan and the University of Utah Research Foundation in accordance with its terms and is in full force and effect. Neither Nutriscan nor the University of Utah Research Foundation is in default under, or in breach or violation of the License Agreement and, to the best knowledge of Company (after reasonable investigation) no event has occurred which, with the giving of notice or passage of time or both would constitute a default under the License Agreement or alter or impede the rights and obligations of the parties thereunder in any way. The License Agreement is binding upon Nutriscan’s successors and assigns and, upon the consummation of the Merger and the consummation of the transactions contemplated under the Stock Purchase Agreement, will be a valid, binding and enforceable agreement of Nutriscan, as a wholly owned subsidiary of the Surviving Corporation, in accordance with its terms. Neither the transactions contemplated under the Transaction Agreements, nor the transactions contemplated by the Stock Purchase Agreement, individually or in the aggregate, will result in default under, or a breach or violation of the License Agreement (or an event or circumstance which, with the giving of notice or passage of time or both would constitute a default, breach or violation of the License Agreement), or trigger any right of early termination, acceleration or otherwise alter the rights and obligations of the parties thereto in any way.

         Section 3.20      Disclosure.

        Neither this Agreement nor any other written statements, documents or certificates made or delivered in connection with this Agreement or the Transaction Agreements contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary in order to make the statements contained therein not misleading. There is no fact known to the Company or the Stockholder that has or could reasonably be expected to have, a material adverse effect on the Company’s business, properties, assets, condition (financial or otherwise), prospects or results of operations or that would impair the ability of the Company to perform its obligations hereunder or under the Stock Purchase Agreement that has not been set forth in this Agreement.

         Section 3.21      Voting Agreement.

        The Voting Agreement delivered by each Stockholder and the Stockholder Representative to Parent contemporaneously with the execution of this Agreement, has been duly and validly executed and delivered and constitutes a legal, valid and binding obligation of each Stockholder and the Stockholder Representative enforceable against such person in accordance with its terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND SUB

Parent and Sub hereby, jointly and severally, represent and warrant to the Company that:

         Section 4.1      Corporate Organization.

         (a)       Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below). Each of Parent, Sub and each of their respective subsidiaries is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership, as the case may be, to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed or in good standing which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. When used in this Agreement or otherwise in connection with Parent or any of its subsidiaries (including Sub), the term “Parent Material Adverse Effect” that would materially impair the ability of Parent or Sub to perform its obligations hereunder.

         (b)        Parent has heretofore furnished to or made available to the Company a true, complete and correct copy of its certificate of incorporation and by-laws as currently in effect. Such certificate of incorporation and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon Parent.

         (c)       Sub has heretofore furnished to or made available to the Company a true, complete and correct copy of the certificate of incorporation of Sub and the by-laws of Sub as currently in effect. Such certificate of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon Sub.

         Section 4.2      Capitalization.

        The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are duly authorized, validly issued and outstanding, fully paid and nonassessable and owned by Parent free and clear of all liens, claims and encumbrances.

         Section 4.3      Authority Relative to this Agreement.

        Each of Parent and Sub has all necessary corporate power and authority to enter into the Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize any of this Agreement or to consummate the transactions so contemplated (other than the filing of appropriate merger documents as required by the DGCL and URBCA). This Agreement has been duly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such corporation enforceable against such corporation in accordance with their respective terms.

         Section 4.4      No Conflict; Required Filings and Consents.

        The execution, delivery and performance of this Agreement by Parent and Sub do not and will not: (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Sub or by which either of them or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger or to have a Parent Material Adverse Effect.

         Section 4.5      Sub's Operations.

        Sub was formed solely for the purposes of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

         Section 4.6      Vote Required.

        No vote of the holders of any outstanding securities of Parent is necessary to approve this Agreement and the transactions contemplated hereby.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

         Section 5.1      Conduct of Business of the Company Pending the Merger.

        The Company covenants and agrees that, between the date hereof and the earlier of the termination of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing in advance, it shall not engage in any business or operations or take any actions other than in the ordinary cause of business, in a manner consistent with past practice, in compliance with applicable law and necessary or advisable to fulfill its obligations hereunder and under the Stock Purchase Agreement. By way of amplification and not limitation, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Parent:

         (a)       Amend its Certificate of Incorporation or By-Laws or equivalent organizational documents;

         (b)       Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (A) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or (B) any property or assets, whether tangible or intangible, of the Company;

         (c)       Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or its subsidiaries' capital stock;

         (d)       Reclassify, combine, split, subdivide or redeem, purchase or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for or otherwise acquire, directly or indirectly, any of its capital stock;

         (e)       (i) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any assets; (ii) sell, transfer, lease, mortgage, pledge, encumber or otherwise dispose of or subject to any lien any of its assets; (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person; (iv) enter into, amend or renew any material contract or agreement or enter into, or amend or terminate any material joint venture arrangements; (v) enter into or amend any transaction, contract, commitment, arrangement or understanding with any affiliate of the Company; (vi) enter into any commitments or transactions; (vii) enter into any new line of business; (viii) authorize any capital expenditures; or (ix) enter into or amend any contract, agreement, lease, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(e);

         (f)       Hire any employees or grant any retention, severance or termination pay or enter into, any employment, consulting or severance agreement or arrangement with any present or former director or officer of the Company, or establish, adopt, or enter into any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors or officers;

         (g)        Take any action that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

         (h)       Make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability (other than the payment in the ordinary course of business of Taxes that are due or payable), or change any method of Tax accounting;

         (i)        Settle or compromise any pending or threatened suit, action, claim, arbitration, investigation, audit, controversy or similar dispute or proceeding;

         (j)       Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

         (k)        Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise);

         (l)       Enter into any agreements or arrangements that could, after the Effective Time, limit or restrict Parent or any of its affiliates (including the Company) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

         (m)       Amend, modify or terminate the Stock Purchase Agreement or other contract or agreement binding upon the Company or any of its assets, or take any action, or fail to take any action, or allow to exist any circumstance that would cause any representation or warrants of the Company under the Stock Purchase Agreement to be untrue in any material respect, trigger any right of termination, cause any condition to become incapable of being fulfilled or otherwise jeopardize or compromise any rights of the Company under the Stock Purchase Agreement;

         (n)       Subject any Company assets to any security interests, liens, claims, pledges, agreements, charges or encumbrances of any type;

         (o)       Take any action, or fail to take any action, or allow to exist any circumstance which would trigger any right of termination, default, violation of the License Agreement or otherwise jeopardize any rights of Nutriscan under the License Agreement;

         (p)       Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(o) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken or would result in any of the conditions set forth in Article VII not being satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

         Section 6.1      Stockholder Approval.

        Within three (3) days of the date hereof, Company shall take all action necessary in accordance with the URBCA, the Articles of Incorporation and By-laws to approve this Agreement and the transactions contemplated hereby.

         Section 6.2      Access to Information; Confidentiality.

         (a)       From the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time, the Company shall, and shall cause its officers, directors, employees, auditors, attorneys and other agents to, afford the officers, employees, auditors and other agents of Parent complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent with (i) all financial, operating and other data and information as Parent through its officers, employees or agents may from time to time request.

         (b)       Parent will hold and will cause its directors, officers, employees, agents and advisors (including, without limitation, counsel and auditors) to hold any such information which is nonpublic in confidence.

         (c)       No investigation pursuant to this Section 6.2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

         Section 6.3      Notification of Certain Matters.

        The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 6.4      Further Action; Reasonable Best Efforts.

         (a)       Subject to the terms and conditions of this Agreement, each party will use to the fullest extent permitted by law its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by the Transaction Agreements as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all such Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, as promptly as practicable all necessary filings with Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable regulations and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable. Notwithstanding the foregoing, nothing in this Section 6.4 or the other provisions of this Agreement shall require, or be deemed to require, (x) Parent or any of its subsidiaries to agree to divest or hold separate any business or assets or to effect any such divestiture or action, (y) Parent or any of its subsidiaries to agree to any restrictions or conditions on the conduct of its or its subsidiaries’ businesses or (z) Parent to take any other action if doing so would, individually or in the aggregate, reasonably be expected have an adverse effect on the business, properties, assets, condition (financial or otherwise), prospects or results of operations (individually or in the aggregate with its subsidiaries) of Parent after the Merger. The Company shall not take or agree to take any action identified in clause (x), (y) or (z) of the immediately preceding sentence without the prior written consent Parent.

         (b)       Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) consult with each other in advance to the extent practicable of any meeting or conference with any such Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

         (c)       In furtherance and not in limitation of the covenants of the parties contained in Sections 6.4(a) and 6.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as defined below), or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or materially delay the consummation of the Merger or the other transactions contemplated hereby, each of Parent and the Company shall to the fullest extent permitted by law, cooperate in all respects with each other and, subject to Section 6.4(a), seek to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(d) so long as such party has up to then complied with its obligations under this Section 6.5. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the EC Merger Regulation, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) mergers, acquisitions or other business combinations, (ii) foreign investment or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

         Section 6.5      Public Announcements.

         Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any public statement.

         Section 6.6      S Corporation Status.

        Neither the Company, any Stockholder nor the Stockholder Representative will revoke the Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code for U.S. federal purposes and for state purposes. Neither the Company, any Stockholder nor the Stockholder Representative will take or allow any action (other than the merger of the Company with and into Sub pursuant to this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code for U.S. federal purposes and for state purposes.

         Section 6.7      Releases.

        Prior to the Effective Time, each Stockholder, the Stockholder Representative and any other owners or members or former owners or members of the Company and the LLC shall deliver an unconditional and irrevocable waiver and release, in substantially the form attached hereto as Exhibit F (the “Releases”) which shall forever discharge the Company and its officers, directors, employees, heirs, successors and assigns from any and all claims, liabilities and obligations, known or unknown, owing to such person or its heirs, legal representatives, successors and assigns arising out of the ownership, business and operations of the Company.

         Section 6.8      Access to Records.

        Subject to the confidentiality provisions set forth in Section 6.2, the Stockholders, the Stockholder Representative and their accountants shall be given reasonable access during regular business hours, and at Parent’s premises, to such books and records of Parent and its affiliates, stored in tangible, electronic or any other form, as may be necessary to confirm whether any Milestone has been achieved. With respect to electronic records, the Stockholders and the Stockholder Representative shall be entitled to reports and printouts of the requested records, but shall not be entitled to access the computer and software systems of Parent. All such reports and printouts shall be accompanied by a certificate made by an executive officer of Parent certifying that the contents of such printouts and reports are an accurate and complete response to the applicable request made by the requesting Stockholder or the Stockholder Representative, as applicable.

ARTICLE VII

CONDITIONS OF MERGER

         Section 7.1      Conditions to Obligation of Each Party to Effect the Merger.

        The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

         (a)       No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered,

promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger or the transactions contemplated by the Stock Purchase Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

         (b)       The Company and Parent and their subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for the consummation of or in connection with the Merger, the transactions contemplated hereby and by the Stock Purchase Agreement.

         Section 7.2      Conditions to Obligations of the Company to Effect the Merger.

        The obligation of the Company to effect the Merger shall be subject to the fulfillment, or waiver by the Company, at or prior to the Closing Date of the following additional conditions:

         (a)       Parent and Sub shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date and the representations and warranties of Parent and Sub contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except as expressly contemplated or otherwise expressly permitted by this Agreement. The Company shall have received a certificate signed on behalf of Parent by the general counsel and chief financial officer of Parent to such effect.

         (b)       Parent shall have duly executed and delivered the Stockholder Consulting Agreement and the Stock Pledge Agreement.

         (c)       Parent shall have duly executed and delivered the Consulting Agreement.

         Section 7.3      Conditions to Obligations of Parent and Sub to Effect the Merger.

        The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, or waiver by Parent, at or prior to the Closing Date of the following additional conditions:

         (a)       The Company, each Stockholder and the Stockholder Representative shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date and the representations and warranties of the Stockholders, the Stockholder Representative and the Company contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except as expressly contemplated or otherwise expressly permitted by this Agreement. Parent shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

         (b)       There shall not have been enacted, entered, promulgated or enforced or be pending or, to the knowledge of the Company, any Stockholder or the Stockholder Representative, threatened by any court or governmental authority or any other third party any statute, rule, regulation, executive order, decree, ruling, injunction, order, suit, action or proceeding (whether temporary, preliminary or permanent), (i) challenging or seeking to restrain, enjoin, restrict or prohibit the consummation of the Merger or seeking to obtain from Parent or any of its subsidiaries any material damages, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, to dispose of or hold separate any significant portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

         (c)       All approvals or consents of any Governmental Entity or third party in connection with the Merger and the consummation of the other transactions contemplated hereby (including all relevant statutory, regulatory or other governmental waiting period expirations), shall have been obtained, have been declared or filed or be deemed to have occurred, as the case may be, and shall be in full force and effect.

         (d)       The Stock Purchase Agreement shall have been amended by the parties thereto so that it shall be in a form reasonably acceptable to Parent, shall, in such amended form, be in full force and effect and a binding and enforceable agreement of each party thereto, all conditions to closing of each of the parties under the Stock Purchase Agreement shall have been satisfied and no right of termination or event or circumstance giving rise to a right of termination of any party thereto shall have occurred. Parent shall have received (i) a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect and (ii) a certificate signed on behalf of Nutriscan by the chief executive officer of Nutriscan to such effect.

         (e)       The License Agreement shall have been amended by the parties thereto so that it shall be in a form reasonably acceptable to Parent, shall, in such amended form, be in full force and effect and a binding and enforceable agreement of each party thereto, no default, violation or breach thereof shall have occurred, no dispute shall have arisen between Nutriscan and the University of Utah Research Foundation thereunder and no right of termination or event or circumstance giving rise to a right of termination of any party thereto shall have occurred. The University of Utah Research Foundation shall have acknowledged that neither the Merger nor the transactions set forth in the Stock Purchase Agreement shall, in any way, constitute a default, breach or violation of the License Agreement or in any way interfere with the validity or enforceability thereof. Parent shall have received a certificate signed on behalf of the University of Utah Research Foundation to such effect.

         (f)       The Stockholder Representative and any entity or entities controlled by the Stockholder Representative that become parties to such agreements pursuant to Section 2.2(e) hereof shall have duly executed and delivered the Stockholder Consulting Agreement and the Stockholder Representative shall have duly executed and delivered the Stock Pledge Agreement.

         (g)        Each of Robert McClane and Werner Gellerman shall have duly executed and delivered the Consulting Agreement.

         (h)        This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company's Stockholders under the URBCA.

         (i)        Each of the Stockholders shall have duly executed and delivered the Letter Agreement in accordance with Section 1.11 hereof.

         (j)       Parent shall have received an executed version of a Release from the Stockholders, the Stockholder Representative and any other owners or members or former owners or members of the Company and the LLC substantially in the form attached hereto as Exhibit F.

         (k)        Parent shall have received evidence satisfactory to it of the Company's timely Subchapter S filing for U.S. federal and state purposes.

         (l)       Each Stockholder shall have delivered to Parent a certificate in form and substance satisfactory to Parent, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereunder from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

         (m)        Caroderm, Inc., a Utah corporation (“Caroderm”), each of the stockholders of Caroderm, Nutriscan, each of the stockholders of Nutriscan, the Company, Spectrotek, LLC, a Utah limited liability company (“Spectrotek”), and each of the members of Spectrotek shall have duly executed and delivered the Consent and General Release substantially in the form attached hereto as Exhibit G.

        (n) The UURF, Caroderm and Nutriscan shall have duly executed and delivered the Interpretive Memorandum of Understanding substantially in the form attached hereto as Exhibit H

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

         Section 8.1      Termination.

        This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the Stockholders (except as otherwise stated herein):

         (a)       By mutual written consent of Parent and the Company;

         (b)       By either Parent or the Company, if the Merger shall not have been consummated on or before March 15, 2002 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

          (c)       By Parent or the Company if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger or the transaction contemplated under the Stock Purchase Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement shall have been the cause of such order, decree, ruling or action;

         (d)        By the Company if a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.1 or 7.2 not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 20 days following receipt by the Parent of notice of such breach from the Company; or

         (e)       By Parent if a breach of any representation, warranty, covenant or agreement on the part of the Company, any Stockholder or the Stockholder Representative set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.1 or 7.3 not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 20 days following receipt by the Company or the Stockholder Representative of notice of such breach from Parent.

         Section 8.2      Effect of Termination.

        In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Sections 6.2, 8.3 and 9.1; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof.

         Section 8.3      Fees and Expenses.

         (a)        Except as otherwise specifically provided herein, the Stockholders and the Stockholder Representative shall bear all expenses of the Company, the Stockholders and the Stockholder Representative, and Parent shall bear all expenses of Parent and Sub, incurred in connection with this Agreement and the transactions contemplated hereby.

         (b)        Each Stockholder shall be responsible for the timely payment of and to such extent shall indemnify and hold harmless Parent and Sub against, all sales, use, stamp, transfer, conveyance and other similar Taxes and fees arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.

         Section 8.4      Amendment.

        This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors; provided, however, that after any such approval,

there shall be made no amendment that by law requires further approval by the Company’s Stockholders without the further approval of such Stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 8.5      Waiver.

        At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, subject to the requirements of applicable law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

INDEMNIFICATION

         Section 9.1      Indemnification by the Stockholders.

         (a)       Parent, its affiliates and their successors and assigns, and the officers, directors, employees and agents of Parent, its Affiliates and their successors and assigns (each an “Indemnified Party”) shall be indemnified and held harmless by the Stockholders and the Stockholder Representative, jointly and severally, for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ fees and expenses) suffered or incurred by them (including, without limitation, any claim, action, suit, injury, proceeding or investigation before any Governmental Entity or taxing authority brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

(i) the breach of any representation or warranty made by the Company, either Stockholder or the Stockholder Representative contained in the Transaction Agreements or by the Company, the LLC, Nutriscan or any Seller (as defined in the Stock Purchase Agreement) contained in the Stock Purchase Agreement (including, for the avoidance of doubt, the Statement of Representations and Warranties (as defined in the Stock Purchase Agreement)); or

(ii) the breach of any covenant or agreement by the Company, either Stockholder or the Stockholder Representative contained in the Transaction Agreements or by the Company, the LLC, Nutriscan or any Seller (as defined in the Stock Purchase Agreement) contained in the Stock Purchase Agreement (including, for the avoidance of doubt, the Statement of Representations and Warranties); or

(iii) any Liabilities whether arising before or after the Effective Date, arising from or relating to the ownership or actions or inactions of the Company or the LLC or the conduct of their respective businesses prior to the Effective Date; or

(iv) any or all Losses suffered or incurred by Parent or the Company by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of any Stockholder or the Stockholder Representative occurring or existing prior to the Effective Date; or

(v) any and all Losses suffered or incurred by Parent as a result of the failure of any Stockholder, the Stockholder Representative, the Company or the LLC to obtain prior to the Effective Date the consent of all third-parties who are parties to contracts with the Company or Nutriscan (including, but not limited to, the License Agreement), the terms of which such contracts require the consent of such third-parties to the transactions contemplated by this Agreement; or

(vi) any and all Taxes with respect to any taxable period or a portion thereof, of the Company ending on or before the Effective Date including, without limitation, any Taxes of the Company resulting from the consummation of the transactions contemplated by this Agreement.

        Notwithstanding the foregoing, if an Indemnified Party makes any claim for indemnification arising out of or resulting from (x) the breach of any representation or warranty made by Nutriscan or Seller contained in the Stock Purchase Agreement pursuant to Section 9.1(a)(i) or (y) the breach of any covenant or agreement by Nutriscan or the Sellers contained in the Stock Purchase Agreement pursuant to Section 9.1(a)(ii) (a “Seller Breach”), each Indemnified Party agrees that it will seek recovery from the Sellers pursuant to the terms of the Stock Purchase Agreement at the same time as it seeks recovery from the Stockholders and the Stockholder Representative hereunder; provided, however that to the extent the Losses suffered by an Indemnified Party as a result of a Seller Breach are less than the maximum amount of such Seller’s indemnification obligations pursuant to Section 11.1(c) of the Stock Purchase Agreement, neither the Stockholders nor the Stockholders Representative hereunder shall be obligated to reimburse the Indemnified Party under such proceeding for any Loss caused by a Seller Breach unless such Indemnified Party is unable to recover from the Sellers for a period of one year after such Indemnified Party obtains a final judgment against the Sellers under such proceeding. Upon receiving any amount from the Stockholders or the Stockholder Representative in satisfaction of an indemnification obligation for a Seller Breach, Parent shall assign to the Stockholders and the Stockholder Representative Parent’s indemnification right against the Sellers with respect to such Seller Breach to the extent of the amount paid by the Stockholders or the Stockholder Representative to Parent for such Seller Breach together with the right, if any, to collect from the Sellers the amount of all costs incurred by the Stockholders and the Stockholder Representative in enforcing such indemnification right and collecting such indemnification payments from the Sellers.

         (b)       Except for any Losses arising as a result of fraud, a breach of a covenant or Losses for which indemnification is claimed under Sections 9.1(a)(vi) or 3.7, no claim may be made against the Stockholders or the Stockholder Representative for indemnification pursuant to this Article IX with respect to any claims of liabilities or damages, unless, and then only to the extent that, the aggregate amount of all such Losses of the Indemnified Parties exceeds $50,000. The indemnification obligations of the Stockholders and the Stockholder Representative under this Article IX related to a breach of a representation or warranty (excluding those arising as a result of fraud, breach of a covenant or Losses for which indemnification is claimed under Sections 9.1(a)(vi) or 3.7) shall be effective only until the dollar amount paid by the Stockholders and the Stockholder Representative in respect of Losses indemnified against in this Article IX, aggregates to an amount (the “Cap”) that is equal to (i) the sum of (x) the Merger Consideration, (y) the Contingent Payments earned and paid to the Stockholders, and (z) the lesser of (A) $5,000,000 and (B) 50% of (X) all amounts earned and paid to the Stockholder Representative (or an entity designated by the Stockholder Representative) pursuant to the Stockholder Consulting Agreement, minus (Y) the amounts so earned and paid that are in turn paid by the Stockholder Representative to Mr. J. Anthony Antonelli and/or other parties acceptable to Parent, which amounts shall not exceed 20% of the Bonus Commissions (as defined therein) that are earned and paid to the Stockholder Representative thereunder, less (ii) the sum of (x) $500,000 paid by the Stockholders for the shares of the Company Common Stock purchased by them from A&B Family Trust and (y) the amount, not to exceed $166,666, that is paid by the Stockholders to A&B Family Trust following the Stockholders’ receipt of the Scanner Contingent Payment earned upon reaching the Scanner Production Date; provided, that if after the date of any claim for indemnification pursuant to this Article IX any additional consideration shall be payable to the Stockholders or the Stockholder Representative under this Agreement or the Stockholder Consulting Agreement, then 100% of any such amounts payable under this Agreement and 50% of any such amounts payable under the Stockholder Consulting Agreement shall be retained by Parent to the extent necessary to offset any Losses in respect of which Parent would have been entitled to have been, but was not, indemnified as a result of the Cap. To the extent that any person’s undertaking set forth in this Article IX may be unenforceable, such person shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by an Indemnified Party.

         (c)       An Indemnified Party shall give the Stockholder Representative notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release any Stockholder or the Stockholder Representative from any of its obligations under this Article IX except to the extent a Stockholder or the Stockholder Representative is materially prejudiced by such failure and shall not relieve such Stockholder or the Stockholder Representative from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX. The obligations and Liabilities of the Stockholders and the Stockholder Representative under this Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Stockholder Representative notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release any Stockholder or the Stockholder Representative from any of its obligations under this Article IX except to the extent a Stockholder or the Stockholder Representative is materially prejudiced by such failure and shall not relieve such Stockholder or the Stockholder Representative from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX. If the Stockholder Representative acknowledges in writing the Stockholders’ and its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Stockholder Representative shall be entitled to assume and control the defense of such Third Party Claim at their expense and through counsel of its choice and reasonably acceptable to Parent if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Stockholder or the Stockholder Representative, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Stockholders and the Stockholder Representative. In the event the Stockholder Representative exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Stockholder Representative in such defense and make available to the Stockholder Representative, at the Stockholders’ and Stockholder Representative’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Stockholder Representative. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, each Stockholder and the Stockholder Representative shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Stockholders’ and the Stockholder Representative’s expenses, all such witnesses, records, materials and information in the Stockholders’ and the Stockholder Representative’s possession or under the Stockholders’ and the Stockholder Representative’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Stockholder Representative without the prior written consent of the Indemnified Party.

         Section 9.2      Satisfaction of Indemnification Claims.

        Parent may collect any amounts owed by any Stockholder to an Indemnified Party pursuant to this Article IX by reducing (i) the Contingent Payments (if any) payable to such Stockholder under the terms of this Agreement, and (ii) any amounts payable to such Stockholder under the Stockholder Consulting Agreement, in each case upon notice to the Stockholder Representative of such fact. Parent’s right to reduce the payments to the Stockholders described in clauses (i) and (ii) of the immediately preceding sentence pursuant to this Section 9.2 shall not be exclusive and shall be cumulative and in addition to every other right, power or remedy available to Parent, whether at law, in equity, by statue or otherwise. The Stockholders and the Stockholder Representative shall have the right to satisfy part or all of any indemnification obligation of the Stockholders and Stockholder Representative under this Article IX by surrendering to the Indemnified Party shares of Parent’s Class A Common Stock having a value equal to the portion of the indemnification obligation so satisfied. The value of the shares of Parent’s Class A Common Stock shall be determined using the average closing price of the

Class A Common Stock on the NYSE on each of the ten (10) consecutive trading days immediately prior to the third (3rd) business day prior to the date the shares are surrendered.

ARTICLE X

GENERAL PROVISIONS

         Section 10.1      Survival of Representations, Warranties and Agreements.

        Each of the representations, warranties and agreements in this Agreement shall survive beyond the Effective Time until the later of (x) the date Parent satisfies its obligations to the Stockholders under Sections 2.1 and 2.2 of this Agreement or (y) the fifth anniversary of the Effective Date, except that the representations and warranties set forth in Section 3.10 and the indemnity set forth in Section 9.1(a)(vi) shall survive until 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period and the representations and warranties set forth in Section 3.3 and the indemnity set forth in Section 9.1(a)(i) with respect to such representations and warranties shall survive indefinitely. Neither the period of survival nor the liability of the Stockholder with respect to the Company’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Parent.

         Section 10.2      Notices.

        All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent or Sub:

        Nu Skin Enterprises, Inc.
         One Nu Skin Plaza
         75 West Center Street
         Provo, Utah 84601
         Attention: Matthew Dorny
         Fax: (801) 345-3099

with an additional copy to:

        Simpson Thacher & Bartlett
        3330 Hillview Avenue
        Palo Alto, California 94304
        Attention: Kevin Kennedy, Esq.
        Fax: (650) 251-5002

if to the Company:

        Worldwide Nutritional Science, Inc.
        2491 River Front Drive
        Santa Clara, Utah 84765
        Attention: Nathan W. Ricks
        Fax: (435) 627-1901

with a copy to:

        Bennett Tuller Johnson & Deere
        3865 South Wasatch Boulevard, Suite 300
        Salt Lake City, Utah 84109
        Attention: Paul M. Johnson
        Fax: (801) 278-1541

if to any Stockholder or the Stockholder Representative:

        Nathan W. Ricks
        2491 River Front Drive
        Santa Clara, Utah 84765
        Fax: (435) 627-1901

with a copy to:

        Bennett Tueller Johnson & Deere
        3865 South Wasatch Boulevard, Suite 300
        Salt Lake City, Utah 84109
        Attention: Paul M. Johnson
        Fax: (801) 278-1541

         Section 10.3      Certain Definitions.

         For purposes of this Agreement, the term:

         (a)       “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

         (b)       “Business Day” shall mean any day other than a Saturday, a Sunday or a day in which banking institutions in Salt Lake City, Utah or New York, New York are authorized or obligated by law, executive order or regulation to close.

         (c)       “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

         (d)       “Environmental Laws” shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety;

         (e)       “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

         (f)       “Subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other voting or economic equity interests.

         Section 10.4      Severability.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 10.5      Entire Agreement; Assignment.

        This Agreement, together with the other Transaction Agreements, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise. Any attempted assignment which does not comply with the provisions of this Section 10.5 shall be null and void ab initio.

         Section 10.6      Parties in Interest.

        This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The parties hereto expressly intend the provisions of Sections 9.1 and 9.2 to confer a benefit upon and be enforceable by the Indemnified Parties, as the only third party beneficiaries of this Agreement.

         Section 10.7      Governing Law.

        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, without regard to principles of conflicts of laws.

         Section 10.8      Headings.

        The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 10.9      Cumulative Remedies.

        The remedies set forth in this Agreement (including, without limitation, the ability of Parent to suspend or terminate its obligation to make Contingent Payments pursuant to Section 2.1 and Section 2.2 hereof) shall in no way limit any other remedies that may be available to the non-breaching party at law, in equity, pursuant to the terms of this Agreement or otherwise. The rights and remedies provided for in this Agreement are cumulative and may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

         Section 10.10      Counterparts.

        This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholders and the Stockholder Representative have caused this Agreement to be executed as of the date first written above directly or by their respective officers thereunto duly authorized.

NU SKIN ENTERPRISES, INC.
Attest:
/s/Matthew Dorny	/s/Truman Hunt Truman Hunt
Title: Executive Vice President

NIKSUN ACQUISITION CORPORATION
Attest:
/s/Matthew Dorny	/s/Truman Hunt Truman Hunt
Title: Vice President

WORLDWIDE NUTRITIONAL SCIENCE, INC.
Attest:
/s/Paul M. Johnson	/s/Nathan W. Ricks Nathan W. Ricks
Title: President

NATHAN W. RICKS
Attest:
/s/Paul M. Johnson	/s/Nathan W. Ricks Nathan W. Ricks

BUCKHORN HOLDINGS TRUST By: Nathan W. RIcks, Trustee
Attest:
/s/Paul M. Johnson	/s/Nathan W. Ricks Nathan W. Ricks
Title: Trustee

THE JOYCE RICKS FAMILY TRUST By: Nathan W. Ricks, Trustee
Attest:
/s/Paul M. Johnson	/s/Nathan W. Ricks Nathan W. Ricks
Title: Trustee